Waste Connections Reports Fourth Quarter Results And Provides 2014 Outlook

- Q4 revenue of $485.9 million, up 8.3%

- Q4 adjusted EBITDA* of $164.5 million or 33.9% of revenue, up 15.6%

- Q4 GAAP EPS of $0.40 and adjusted EPS* of $0.44

- Full year revenue of $1.93 billion, up 16.1%

- Full year adjusted EBITDA* of $657.0 million or 34.1% of revenue, up 24.3%

- Full year net cash provided by operating activities of $484.1 million

- Full year adjusted free cash flow* of $301.6 million, or 15.6% of revenue

- Expects margin expansion and free cash flow growth in 2014

THE WOODLANDS, Texas, Feb. 10, 2014 /PRNewswire/ -- Waste Connections, Inc. (NYSE: WCN) today announced its results for the fourth quarter of 2013. Revenue totaled $485.9 million, an 8.3% increase over revenue of $448.8 million in the year ago period. Operating income was $99.1 million compared to $80.2 million in the fourth quarter of 2012. Adjusted EBITDA* in the fourth quarter was $164.5 million, or 33.9% of revenue, compared to $142.3 million, or 31.7% of revenue, in the prior year period. Adjusted EBITDA, a non-GAAP measure, excludes the impact of items such as acquisition-related costs and expenses incurred in connection with the relocation of our corporate headquarters from California to Texas, as shown in the detailed reconciliation in the attached table.

Net income attributable to Waste Connections in the quarter was $49.4 million, or $0.40 per share on a diluted basis of 124.4 million shares. In the year ago period, the Company reported net income attributable to Waste Connections of $36.0 million, or $0.29 per share on a diluted basis of 123.7 million shares.

Adjusted net income attributable to Waste Connections* in the quarter was $54.5 million, or $0.44 per share, versus $45.9 million, or $0.37 per share, in the prior year period. Adjusted net income and adjusted net income per diluted share, both non-GAAP measures, primarily exclude the impact of acquisition-related items such as amortization of intangibles, transaction costs and adjustment to accrued deferred tax liabilities, as well as expenses incurred in connection with the relocation of our corporate headquarters from California to Texas, all net of tax, as shown in the detailed reconciliation in the attached table.

"Continuing strength in solid waste disposal volumes, E&P waste and roll off activity enabled us to exceed the upper end of our fourth quarter outlook and provide a good entry point into 2014. We met our full year 2013 adjusted free cash flow* target of $300 million despite pulling forward into 2013 an additional $20 million of capital expenditures and constructing our new E&P landfill in the West Texas Permian," said Ronald J. Mittelstaedt, Chairman and Chief Executive Officer. "As we look at 2014, we believe we are uniquely positioned to both expand margins and, more importantly, increase free cash flow. Consistent pricing growth within solid waste and expected double-digit growth in higher margin E&P waste activity should drive our margin expansion. Expected growth in free cash flow is particularly notable given the anticipated increase in cash taxes resulting from the loss of bonus depreciation."

Mr. Mittelstaedt added, "With over $325 million of free cash flow expected in the upcoming year, we remain well positioned to both fund additional growth opportunities, including potential acquisitions and newly permitted E&P waste facilities, and increase the return of capital to stockholders."

For the year ended December 31, 2013, revenue was $1.93 billion, a 16.1% increase over revenue of $1.66 billion in 2012. Operating income was $394.7 million compared to $316.1 million in the prior year. Adjusted EBITDA* in 2013 was $657.0 million, or 34.1% of revenue, compared to $528.4 million, or 31.8% of revenue, in the prior year.

Net income attributable to Waste Connections in 2013 was $195.7 million, or $1.58 per share on a diluted basis of 124.2 million shares. In 2012, the Company reported net income attributable to Waste Connections of $159.1 million, or $1.31 per share on a diluted basis of 121.8 million shares. Adjusted net income attributable to Waste Connections* in 2013 was $221.8 million, or $1.79 per share, compared to $188.1 million, or $1.54 per share, in the prior year.

2014 OUTLOOK

Waste Connections also announced its outlook for 2014, which assumes no change in the current economic environment. The Company's outlook excludes the impact of any additional acquisitions, potential newly permitted E&P waste facilities, and expensing of acquisition-related transaction costs. The outlook provided below is forward looking, and actual results may differ materially depending on risks and uncertainties detailed at the end of this release and in our periodic SEC filings. Certain components of the outlook for 2014 are subject to quarterly fluctuations.

  Revenue is estimated to be between $2.02 billion and $2.04 billion.
  Adjusted EBITDA* is estimated to be between $700 million and $705 million, or approximately 34.6% of revenue, the components of which as a percentage of revenue are as follows:
    Operating income is estimated to be approximately 22.0% of revenue;
    Depreciation and depletion expense is estimated to be approximately 11.2% of revenue;
    Amortization of intangibles expense is estimated to be approximately 1.3% of revenue; and,
    Closure and post-closure accretion expense is estimated to be approximately 0.15% of revenue.
  Net interest expense is estimated to be approximately $67.5 million.
  Effective tax rate is expected to be approximately 39.2%.
  Net income attributable to noncontrolling interests is estimated to reduce net income by approximately $1.0 million.
  Net cash provided by operating activities is estimated to be approximately 25.5% of revenue.
  Capital expenditures are estimated to be between $180 million and $190 million.

CONFERENCE CALL

Waste Connections will be hosting a conference call related to fourth quarter earnings and 2014 outlook on February 11th at 8:30 A.M. Eastern Time. The call will be broadcast live over the Internet at www.streetevents.com or through a link on our website at www.wasteconnections.com. A playback of the call will be available at both of these websites.

Waste Connections, Inc. is an integrated solid waste services company that provides waste collection, transfer, disposal and recycling services in mostly exclusive and secondary markets. Through its R360 Environmental Solutions subsidiary, the Company also is a leading provider of non-hazardous oilfield waste treatment, recovery and disposal services in several of the most active natural resource producing areas in the United States, including the Permian, Bakken and Eagle Ford Basins. Waste Connections serves more than two million residential, commercial, industrial, and exploration and production customers from a network of operations in 31 states. The Company also provides intermodal services for the movement of cargo and solid waste containers in the Pacific Northwest. Waste Connections, Inc. was founded in September 1997 and is headquartered in The Woodlands, Texas.

For more information, visit the Waste Connections web site at www.wasteconnections.com. Copies of financial literature, including this release, are available on the Waste Connections website or through contacting us directly at (832) 442-2200.

* A non-GAAP measure; see accompanying Non-GAAP Reconciliation Schedule.

Information Regarding Forward-Looking Statements

Certain statements contained in this release are forward-looking in nature, including statements related to: expected operating performance, pricing growth, volume growth and margin growth; expected 2014 financial results, capital expenditures and outlook; the Company's ability to finance additional growth opportunities; and the expected amount of capital returned to stockholders. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates," or the negative thereof or comparable terminology, or by discussions of strategy. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) our results are vulnerable to economic conditions; (2) our industry is highly competitive and includes larger and better capitalized companies, companies with lower prices, return expectations or other advantages, and governmental service providers, which could adversely affect our ability to compete and our operating results; (3) our E&P waste business depends on the level of drilling and production activity in the basins in which we operate and the willingness of E&P companies to outsource their waste services activities; (4) we have limited experience in running an E&P waste treatment, recovery and disposal business; (5) competition for acquisition candidates, consolidation within the waste industry and economic and market conditions may limit our ability to grow through acquisitions; (6) our indebtedness could adversely affect our financial condition and limit our financial flexibility; (7) price increases may not be adequate to offset the impact of increased costs, or may cause us to lose volume; (8) fluctuations in prices for recycled commodities that we sell and rebates we offer to customers may cause our revenues and operating results to decline; (9) the seasonal nature of our business and "event-driven" waste projects cause our results to fluctuate; (10) we may lose contracts through competitive bidding, early termination or governmental action; (11) increases in labor costs could impact our financial results; (12) increases in the price of diesel or compressed natural gas fuel may adversely affect our collection business and reduce our operating margins; (13) labor union activity could divert management attention and adversely affect our operating results; (14) we could face significant withdrawal liability if we withdraw from participation in one or more multiemployer pension plans in which we participate and the accrued pension benefits are not fully funded; (15) our financial results could be adversely affected by impairments of goodwill or indefinite-lived intangibles; (16) we may incur charges related to capitalized expenditures of landfill development projects, which would decrease our earnings; (17) pending or future litigation or governmental proceedings could result in material adverse consequences, including judgments or settlements; (18) we may be subject in the normal course of business to judicial, administrative or other third party proceedings that could interrupt or limit our operations, require expensive remediation, result in adverse judgments, settlements or fines and create negative publicity; (19) increases in insurance costs and the amount that we self-insure for various risks could reduce our operating margins and reported earnings; (20) a portion of our growth and future financial performance depends on our ability to integrate acquired businesses, and the success of our acquisitions; (21) each business that we acquire or have acquired may have liabilities or risks that we fail or are unable to discover, or that become more adverse to our business than we anticipated at the time of acquisition; (22) our financial results are based upon estimates and assumptions that may differ from actual results; (23) our accruals for our landfill site closure and post-closure costs may be inadequate; (24) we depend significantly on the services of the members of our senior and regional management team, and the departure of any of those persons could cause our operating results to suffer; (25) our decentralized decision-making structure could allow local managers to make decisions that adversely affect our operating results; (26) liabilities for environmental damage may adversely affect our financial condition, business and earnings; (27) we rely on computer systems to run our business and disruptions or privacy breaches in these systems could impact our ability to service our customers and adversely affect our financial results, damage our reputation, and expose us to litigation risk; and (28) if we are not able to develop and protect intellectual property, or if a competitor develops or obtains exclusive rights to a breakthrough technology, our financial results may suffer. These risks and uncertainties, as well as others, are discussed in greater detail in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K. There may be additional risks of which we are not presently aware or that we currently believe are immaterial which could have an adverse impact on our business. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances that may change.

– financial tables attached –

CONTACT:

Worthing Jackman / (832) 442-2266	Mary Anne Whitney / (832) 442-2253
worthingj@wasteconnections.com	maryannew@wasteconnections.com

WASTE CONNECTIONS, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2012 AND 2013 (Unaudited) (in thousands, except share and per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2012	2013	2012	2013
Revenues	$448,803	$485,877	$1,661,618	$1,928,795
Operating expenses:
Cost of operations	258,007	270,232	956,357	1,064,819
Selling, general and administrative	53,555	52,947	197,454	212,637
Depreciation	49,696	56,176	169,027	218,454
Amortization of intangibles	6,441	6,550	24,557	25,410
Loss on disposal of assets	912	860	1,627	2,853
Gain from litigation settlement	(14)	-	(3,551)	-
Loss on prior office leases	-	-	-	9,902
Operating income	80,206	99,112	316,147	394,720

Interest expense	(16,974)	(17,728)	(53,037)	(73,579)
Other income (expense), net	330	(100)	1,993	(220)
Income before income tax provision	63,562	81,284	265,103	320,921

Income tax provision	(27,476)	(31,867)	(105,443)	(124,916)
Net income	36,086	49,417	159,660	196,005
Plus (less): Net loss (income) attributable to noncontrolling interests	(97)	9	(567)	(350)
Net income attributable to Waste Connections	$35,989	$49,426	$159,093	$195,655

Earnings per common share attributable to Waste Connections' common stockholders:
Basic	$0.29	$0.40	$1.31	$1.58

Diluted	$0.29	$0.40	$1.31	$1.58

Shares used in the per share calculations:
Basic	122,963,136	123,716,885	121,172,381	123,597,540
Diluted	123,687,624	124,386,756	121,824,349	124,165,052

Cash dividends per common share	$0.10	$0.115	$0.37	$0.415

WASTE CONNECTIONS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (in thousands, except share and per share amounts)

	December 31, 2012	December 31, 2013
ASSETS
Current assets:
Cash and equivalents	$23,212	$13,591
Accounts receivable, net of allowance for doubtful accounts of $6,548 and $7,348 at December 31, 2012 and 2013, respectively	235,762	234,001
Deferred income taxes	45,798	41,275
Prepaid expenses and other current assets	57,714	39,638
Total current assets	362,486	328,505

Property and equipment, net	2,457,606	2,450,649
Goodwill	1,636,557	1,675,154
Intangible assets, net	541,908	527,871
Restricted assets	34,889	35,921
Other assets, net	42,580	46,152
	$5,076,026	$5,064,252
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$130,260	$105,394
Book overdraft	12,567	12,456
Accrued liabilities	121,829	119,026
Deferred revenue	69,930	71,917
Current portion of contingent consideration	49,018	30,840
Current portion of long-term debt and notes payable	33,968	5,385
Total current liabilities	417,572	345,018

Long-term debt and notes payable	2,204,967	2,067,590
Long-term portion of contingent consideration	30,346	24,710
Other long-term liabilities	75,129	77,035
Deferred income taxes	464,882	501,692
Total liabilities	3,192,896	3,016,045

Commitments and contingencies

Equity:
Preferred stock: $0.01 par value; 7,500,000 shares authorized; none issued and outstanding	-	-
Common stock: $0.01 par value; 250,000,000 shares authorized; 123,019,494 and 123,566,487 shares issued and outstanding at December 31, 2012 and 2013, respectively	1,230	1,236
Additional paid-in capital	779,904	796,085
Accumulated other comprehensive loss	(6,165)	(1,869)
Retained earnings	1,103,188	1,247,630
Total Waste Connections' equity	1,878,157	2,043,082
Noncontrolling interest in subsidiaries	4,973	5,125
Total equity	1,883,130	2,048,207
	$5,076,026	$5,064,252

WASTE CONNECTIONS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS TWELVE MONTHS ENDED DECEMBER 31, 2012 AND 2013 (Unaudited) (Dollars in thousands)

	Twelve months ended December 31,
	2012	2013
Cash flows from operating activities:
Net income	$159,660	$196,005
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of assets	1,627	2,853
Depreciation	169,027	218,454
Amortization of intangibles	24,557	25,410
Deferred income taxes, net of acquisitions	29,689	38,680
Amortization of debt issuance costs	1,993	3,655
Equity-based compensation	17,289	15,397
Interest income on restricted assets	(603)	(386)
Interest accretion	4,000	4,812
Excess tax benefit associated with equity-based compensation	(5,033)	(3,765)
Payment of contingent consideration recorded in earnings	-	(5,059)
Net change in operating assets and liabilities, net of acquisitions	14,121	(11,995)
Net cash provided by operating activities	416,327	484,061

Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	(1,579,869)	(64,156)
Proceeds from adjustment to acquisition consideration	-	18,000
Capital expenditures for property and equipment	(153,517)	(209,874)
Proceeds from disposal of assets	2,741	11,019
Decrease (increase) in restricted assets, net of interest income	2,983	(646)
Other	(6,185)	(5,358)
Net cash used in investing activities	(1,733,847)	(251,015)

Cash flows from financing activities:
Proceeds from long-term debt	1,647,000	327,600
Principal payments on notes payable and long-term debt	(609,014)	(493,560)
Payment of contingent consideration recorded at acquisition date	(12,473)	(23,941)
Change in book overdraft	398	(110)
Proceeds from option and warrant exercises	4,057	2,464
Excess tax benefit associated with equity-based compensation	5,033	3,765
Payments for repurchase of common stock	(18,597)	-
Payments for cash dividends	(44,465)	(51,213)
Tax withholdings related to net share settlements of restricted stock units	(6,062)	(5,439)
Distributions to noncontrolling interests	(198)	(198)
Debt issuance costs	(7,174)	(2,035)
Proceeds from common stock offering, net	369,584	-
Net cash provided by (used in) financing activities	1,328,089	(242,667)

Net increase (decrease) in cash and equivalents	10,569	(9,621)
Cash and equivalents at beginning of period	12,643	23,212
Cash and equivalents at end of period	$23,212	$13,591

ADDITIONAL STATISTICS
THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2013
(Dollars in thousands)

Solid Waste Internal Growth: The following table reflects a breakdown of the components of our solid waste internal growth for the three and twelve months ended December 31, 2013:

	Three months ended December 31, 2013	Twelve months ended December 31, 2013
Solid Waste Internal Growth:
Core Price	2.6%	2.6%
Surcharges	0.3%	0.3%
Volume	1.4%	0.7%
Recycling	(0.5%)	(0.5%)
Total Solid Waste Internal Growth	3.8%	3.1%

Revenue Breakdown: The following table reflects a breakdown of our revenue for the three and twelve month periods ending December 31, 2013:

	Three months ended December 31, 2013		Twelve months ended December 31, 2013
Solid Waste Collection	$306,603	56.1%	$1,219,091	56.0%
Solid Waste Disposal and Transfer	144,866	26.5	579,379	26.6
E&P Waste Treatment, Disposal and Recovery	67,566	12.4	262,286	12.0
Solid Waste Recycling	16,025	2.9	71,831	3.3
Intermodal and Other	11,336	2.1	46,038	2.1
	546,396	100.0%	2,178,625	100.0%
Inter-company elimination	(60,519)		(249,830)
Reported Revenue	$485,877		$1,928,795

Contribution from Acquisitions: The following table reflects revenues from acquisitions, net of divestitures, for the three and twelve month periods ending December 31, 2012 and 2013:

	Three months ended December 31,		Twelve months ended December 31,
	2012	2013	2012	2013
Solid waste, net	$28,955	$2,112	$118,626	$31,529
E&P waste, net	40,189	16,301	40,189	187,261
Acquisitions, net	$69,144	$18,413	$158,815	$218,790

Days Sales Outstanding for the three months ended December 31, 2013: 44 (31 net of deferred revenue)

Internalization for the three months ended December 31, 2013: 54%

Other Cash Flow Items:

	Three months ended December 31, 2013	Twelve months ended December 31, 2013
Cash Interest Paid	$23,955	$66,985
Cash Taxes Paid	$30,700	$81,710

Debt to Book Capitalization as of December 31, 2013: 50%

Share Information for the three months ended December 31, 2013:

Basic shares outstanding	123,716,885
Dilutive effect of options and warrants	164,000
Dilutive effect of restricted stock units	505,871
Diluted shares outstanding	124,386,756

NON-GAAP RECONCILIATION SCHEDULE
(in thousands)

Reconciliation of Adjusted EBITDA:

Adjusted EBITDA, a non-GAAP financial measure, is provided supplementally because it is widely used by investors as a performance and valuation measure in the solid waste industry.  Management uses adjusted EBITDA as one of the principal measures to evaluate and monitor the ongoing financial performance of the Company's operations.  Waste Connections defines adjusted EBITDA as net income, plus income tax provision, plus interest expense, plus depreciation and amortization expense, plus closure and post-closure accretion expense, plus or minus any loss or gain on disposal of assets, plus other expense, less other income.  The Company further adjusts this calculation to exclude the effects of items management believes impact the ability to assess the operating performance of our business.  This measure is not a substitute for, and should be used in conjunction with, GAAP financial measures.  Other companies may calculate adjusted EBITDA differently.

	Three months ended December 31,		Twelve months ended December 31,
	2012	2013	2012	2013
Net Income	$36,086	$49,417	$159,660	$196,005
Plus: Income tax provision	27,476	31,867	105,443	124,916
Plus: Interest expense	16,974	17,728	53,037	73,579
Plus: Depreciation and amortization	56,137	62,726	193,584	243,864
Plus: Closure and post-closure accretion	711	727	2,581	2,967
Plus: Loss on disposal of assets	912	860	1,627	2,853
Plus/less: Other expense (income), net	(330)	100	(1,993)	220
Adjustments:
Plus: Loss on prior office leases (a)	-	-	-	9,902
Plus: Acquisition-related costs (b)	2,805	972	6,415	1,946
Plus: Corporate relocation expenses (c)	1,540	113	8,031	750
Plus: NEO equity grants (d)	-	-	3,585	-
Less: Gain from litigation settlement (e)	(14)	-	(3,551)	-
Adjusted EBITDA	$142,297	$164,510	$528,419	$657,002

As % of revenues	31.7%	33.9%	31.8%	34.1%

(a)	Reflects the addback of the loss on prior office leases resulting primarily from the relocation of the Company's corporate headquarters from California to Texas.
(b)	Reflects the addback of acquisition-related transaction and severance costs.
(c)	Reflects the addback of costs associated with the relocation of the Company's corporate headquarters from California to Texas.
(d)	Reflects the addback of equity compensation expense incurred at the time the Company's NEOs' employment contracts were modified.
(e)	Reflects the elimination of a gain from an arbitration award.

NON-GAAP RECONCILIATION SCHEDULE (continued)
(in thousands)

Reconciliation of Adjusted Free Cash Flow:

Adjusted free cash flow, a non-GAAP financial measure, is provided supplementally because it is widely used by investors as a valuation and liquidity measure in the solid waste industry.  Management uses adjusted free cash flow as one of the principal measures to evaluate and monitor the ongoing financial performance of the Company's operations.  Waste Connections defines adjusted free cash flow as net cash provided by operating activities, plus proceeds from disposal of assets, plus or minus change in book overdraft, plus excess tax benefit associated with equity-based compensation, less capital expenditures for property and equipment and distributions to noncontrolling interests.  The Company further adjusts this calculation to exclude the effects of items management believes impact the ability to assess the operating performance of its business.  This measure is not a substitute for, and should be used in conjunction with, GAAP liquidity or financial measures.  Other companies may calculate adjusted free cash flow differently.

	Three months ended December 31,		Twelve months ended December 31,
	2012	2013	2012	2013
Net cash provided by operating activities	$89,588	$98,657	$416,327	$484,061
Plus/Less: Change in book overdraft	3,781	264	398	(110)
Plus: Proceeds from disposal of assets	633	1,945	2,741	11,019
Plus: Excess tax benefit associated with equity-based compensation	1,618	226	5,033	3,765
Less: Capital expenditures for property and equipment	(42,522)	(69,002)	(153,517)	(209,874)
Less: Distributions to noncontrolling interests	(104)	-	(198)	(198)
Adjustments:
Payment of contingent consideration recorded in earnings (a)	-	-	-	5,059
Corporate office relocation (b)	(385)	113	8,031	2,159
Payment for termination of corporate lease (c)	-	9,690	-	9,690
Tax effect (d)	(589)	(3,749)	(3,056)	(3,992)
Adjusted free cash flow	$52,020	$38,144	$275,759	$301,579

As % of revenues	11.6%	7.9%	16.6%	15.6%

(a)

Reflects the addback of acquisition-related payments for contingent consideration that were recorded as expenses in earnings and a component of cash flow from operating activities as the amounts paid exceeded the fair value of the contingent consideration recorded at the acquisition date.

(b)	Reflects the addback of third party expenses and reimbursable advances to employees associated with the relocation of our corporate headquarters from California to Texas.
(c)	Reflects the addback for the payment to terminate the remaining lease obligation of our former headquarters in Folsom, California.
(d)	The aggregate tax effect of the adjustments in footnotes (b) and (c) is calculated based on the applied tax rates for the respective periods.

NON-GAAP RECONCILIATION SCHEDULE (continued)
(in thousands, except per share amounts)

Reconciliation of Net Income to Adjusted Net Income and Adjusted Net Income per Diluted Share:

Adjusted net income and adjusted net income per diluted share, both non-GAAP financial measures, are provided supplementally because they are widely used by investors as a valuation measure in the solid waste industry.  Management uses adjusted net income and adjusted net income per diluted share as one of the principal measures to evaluate and monitor the ongoing financial performance of the Company's operations.  Waste Connections provides adjusted net income to exclude the effects of items management believes impact the comparability of operating results between periods.  Adjusted net income has limitations due to the fact that it excludes items that have an impact on the Company's financial condition and results of operations.  Adjusted net income and adjusted net income per diluted share are not a substitute for, and should be used in conjunction with, GAAP financial measures.  Other companies may calculate adjusted net income and adjusted net income per diluted share differently.

	Three months ended December 31,		Twelve months ended December 31,
	2012	2013	2012	2013
Reported net income attributable to Waste Connections	$35,989	$49,426	$159,093	$195,655
Adjustments:
Amortization of intangibles (a)	6,441	6,550	24,557	25,410
Acquisition-related expenses (b)	2,805	722	6,415	3,383
Loss on disposal of assets (c)	912	860	1,627	2,853
Corporate relocation expenses (d)	1,540	113	8,031	750
Loss on prior office leases (e)	-	-	-	9,902
NEO equity grants (f)	-	-	3,585	-
Gain from litigation settlement (g)	(14)	-	(3,551)	-
Tax effect (h)	(4,388)	(3,154)	(14,309)	(16,179)
Impact of deferred tax adjustment (i)	2,602	-	2,602	-
Adjusted net income attributable to Waste Connections	$45,887	$54,517	$188,050	$221,774

Diluted earnings per common share attributable to Waste Connections common stockholders:
Reported net income	$0.29	$0.40	$1.31	$1.58
Adjusted net income	$0.37	$0.44	$1.54	$1.79

(a)	Reflects the elimination of the non-cash amortization of acquisition-related intangible assets.
(b)	Reflects the elimination of acquisition-related expenses, including transaction costs, severance costs and adjustments to the fair value of contingent consideration.
(c)	Reflects the elimination of a loss on disposal of assets.
(d)	Reflects the addback of costs associated with the relocation of the Company's corporate headquarters from California to Texas.
(e)	Reflects the addback of the loss on prior office leases resulting primarily from the relocation of the Company's corporate headquarters from California to Texas.
(f)	Reflects the addback of equity compensation expense incurred at the time our NEOs' employment contracts were modified.
(g)	Reflects the elimination of a gain from an arbitration award.
(h)	The aggregate tax effect of the adjustments in footnotes (a) through (g) is calculated based on the applied tax rates for the respective periods.
(i)	Reflects the elimination of an increase to the income tax provision associated with an increase in the Company's deferred tax liabilities primarily resulting from the R360 acquisition.